                                                                    EXHIBIT 11.0
                                                                    ------------
               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                  THREE MONTHS ENDED  NINE MONTHS ENDED
                                       SEPTEMBER 30,   SEPTEMBER 30,
                                        1995   1996     1995   1996
                                        ----   ----     ----   ----


NET INCOME PER COMMON SHARE - PRIMARY

Net income                            $  427  $   331  $  212  $   453
                                      ======  =======  ======  =======

Primary income per share:
Average common shares outstanding      3,336   12,587   3,336    6,864
Dilutive options and warrants            212      524     212      524
Other (1)                              5,630        -   5,630    3,205
                                      ------  -------  ------  -------

Average common shares outstanding      9,178   13,111   9,178   10,593
                                      ======  =======  ======  =======

Net income per common share           $ 0.05  $  0.03  $ 0.02  $  0.04
                                      ======  =======  ======  =======



NET INCOME PER COMMON SHARE - FULL DILUTION

Net income                            $  427  $   331  $  212  $   453
                                      ======  =======  ======  =======

Fully diluted income per share:
Average common shares outstanding      3,336   12,587   3,336    6,872
Dilutive options and warrants            212      548     212      548
Other (1)                              5,630        -   5,630    3,205
                                      ------  -------  ------  -------

Average common shares outstanding      9,178   13,135   9,178   10,601
                                      ======  =======  ======  =======

Net income per common share           $ 0.05  $  0.03  $ 0.02  $  0.04
                                      ======  =======  ======  =======


(1)Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock and stock options issued during the twelve-month period preceding the date of the initial filing of the registration statement with an exercise price below the initial public offering price of $14.00 per share have been included in the calculation of common equivalent shares, using the Treasury stock method, as if they were outstanding for all periods presented.